EXHIBIT 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports First Quarter Results
Richmond, VA • August 7, 2014 / PRNEWSWIRE
HIGHLIGHTS
Revenues down 37%, to $271.5 million due to later timing of customer shipments
Fiscal year volumes expected to be comparable to prior year
Improved gross margin
Net income of $0.7 million
Segment operating income declined by $14.0 million
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the first quarter of fiscal year 2015, which ended on June 30, 2014, was $0.7 million, or a loss of $0.13 per diluted share. Those results were down from net income of $58.3 million, or $2.05 per diluted share for the first quarter of fiscal year 2014. Results for last year’s first quarter included a gain of $81.6 million before tax ($53.1 million after tax, or $1.98 per diluted share), which resulted from the favorable outcome of litigation in Brazil related to excise tax credits. Excluding that non-recurring gain, first quarter net income was down $4.5 million compared to the same period last year. Results for the quarter ended June 30, 2014, also included an income tax benefit of $8.0 million (or $0.34 per diluted share) arising from a subsidiary’s payment of a portion of a fine following the unsuccessful appeal of a long-running court case. Segment operating income declined by $14.0 million compared to the same period last year. Revenues for the first quarter of fiscal year 2015 of $271.5 million were down 37.4% on a combination of lower volumes due to later timing of receipt of shipment instructions from customers and lower average prices.
Mr. Freeman stated, “Our first quarter of fiscal year 2015 has been heavily influenced by lower volumes that are a result of typical oversupply market patterns, including a slow start in Brazil and later timing of customer orders and current crop shipments. In recent years, we have completed most of our shipments by the end of our fiscal year, reducing first quarter volumes from carryover crop shipments. Given this shift and the oversupply conditions, our reduced volumes in the first fiscal quarter were expected this

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Universal Corporation

year. A predominance of our shipments should occur in the second half of the fiscal year. Overall, customer orders are in line with our expectations, and based upon the current backlog of shipments, we anticipate that volumes for fiscal year 2015 will not be materially different from those of last year, barring any unexpected logistical challenges.
“Due to the current season’s production oversupply, we continue to take a measured approach to the remainder of fiscal year 2015. Markets have been developing slowly in some origins as customers have been monitoring market conditions while evaluating their leaf needs and inventory durations, and shipping has been progressing at a slower pace than normal. At the same time, we have been very deliberate in our purchases, making reductions where possible, and we are working to minimize uncommitted inventories, which at the end of June 2014 were within our normal range. We are not seeing the market pricing volatility that depressed margins in South America last year, and green leaf prices have declined this year in most origins. Although it is very early, the current production outlook for next year's crops indicates that leaf production will also decline, consistent with market correction patterns.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS
OTHER REGIONS:
The Other Regions segment reported an operating loss of $10.6 million for the quarter ended June 30, 2014, driven by reduced shipment volumes in all regions, reflecting a decline of $5.4 million compared with the prior year’s first quarter loss of $5.2 million. The lower volumes were mainly attributable to a slower pace of customer orders and delivery of shipping instructions typical in a market oversupply situation. In Brazil, the impact from the volume reduction was somewhat mitigated by an improved mix and better margins from a return to orderly green leaf purchase markets compared with the volatile situation there last year that pressured margins. In Africa, the normally low first quarter volumes were further reduced by delayed shipment timing, compared with the prior year. In Asia, volume declines from delayed shipments were more than offset by benefits from favorable currency remeasurement and exchange comparisons. Selling, general, and administrative costs for this segment were down for the quarter, as foreign currency remeasurement and exchange improvements, mostly in Asia and South America, and lower supplier provisions, were partly offset by a large value-added tax valuation allowance in South America. Revenues for the Other Regions segment of $197.6 million were down by about 33% compared to the same period last year, on reduced volumes and slightly lower green leaf tobacco prices.

NORTH AMERICA:
Operating income for the North America segment was down $0.7 million in the quarter ended June 30, 2014, compared to last year’s first quarter, as lower volumes from carryover crop sales due to delayed shipment timing were partly offset by better margins. Selling, general, and administrative costs for the North America segment were flat. Revenues for this segment decreased by $32.5 million to $31.7 million on those lower volumes.

OTHER TOBACCO OPERATIONS
The Other Tobacco Operations segment operating income for the first quarter of fiscal year 2015 of $1.3 million was down by $7.9 million compared with the same period last year. The decline was attributable mainly to the dark tobacco operations, on reduced volumes from a lower quality Indonesian wrapper crop compared with the prior year. Results for the oriental joint venture were affected by lower volumes as well, due to shipment timing, but those effects were mitigated by the beneficial currency remeasurement and exchange impact from the relative strengthening of the Turkish lira compared with the same period last year. Revenues for this segment decreased by about 42% to $42.2 million primarily due to the volume declines in the dark tobacco business, partly offset by higher green tobacco prices. Selling, general, and administrative costs for the segment were flat compared with the prior year quarter.

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Universal Corporation

OTHER ITEMS
Cost of goods sold decreased by about 40% to $215.9 million in the quarter ended June 30, 2014, compared with the same period last year, mainly attributable to the reduced volumes and slightly lower green leaf costs. Selling, general, and administrative costs for the first fiscal quarter declined by $2.8 million on a combination of foreign currency remeasurement and exchange gains compared with losses in the prior year, lower provisions for suppliers, offset by higher accruals for value-added tax reserves.
Interest expense of $4.0 million was down $1.3 million, reflecting lower average debt balances and interest rates during the first fiscal quarter compared with the prior year.
Income taxes for the first quarter of fiscal year 2015 were impacted by a non-recurring benefit of $8.0 million arising from the partial payment of the European Commission fine by our Italian subsidiary in June. Excluding that item, the consolidated income tax rate for the quarter was approximately 35%, which was comparable to the effective rate in last year’s first fiscal quarter and to the statutory federal U.S. tax rate.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income to consolidated operating income is in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes these items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2014, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2014.
At 5:00 p.m. (Eastern Time) on August 7, 2014, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 6, 2014. A taped replay of the call will be available through August 20, 2014, by dialing (855) 859-2056. The confirmation number to access the replay is 76784375.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2014, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2014	2013
	(Unaudited)
Sales and other operating revenues	$271,472	$433,528
Costs and expenses
Cost of goods sold	215,932	362,060
Selling, general and administrative expenses	63,777	66,619
Other income	—	(81,619)
Operating income (loss)	(8,237)	86,468
Equity in pretax earnings of unconsolidated affiliates	601	1,529
Interest income	143	261
Interest expense	4,020	5,306
Income (loss) before income taxes	(11,513)	82,952
Income tax expense (benefit)	(12,038)	29,039
Net income	525	53,913
Less: net loss attributable to noncontrolling interests in subsidiaries	192	4,396
Net income attributable to Universal Corporation	717	58,309
Dividends on Universal Corporation convertible perpetual preferred stock	(3,712)	(3,712)
Earnings (loss) available to Universal Corporation common shareholders	$(2,995)	$54,597

Earnings (loss) per share attributable to Universal Corporation common shareholders:
Basic	$(0.13)	$2.34
Diluted	$(0.13)	$2.05

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2014	2013	2014
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$148,457	$124,469	$163,532
Accounts receivable, net	238,900	259,613	468,015
Advances to suppliers, net	77,273	64,721	134,621
Accounts receivable—unconsolidated affiliates	82,196	62,040	7,375
Inventories—at lower of cost or market:
Tobacco	1,047,613	1,078,040	639,812
Other	83,484	63,425	67,219
Prepaid income taxes	30,688	18,649	27,866
Deferred income taxes	20,431	37,494	22,052
Other current assets	78,186	126,202	142,755
Total current assets	1,807,228	1,834,653	1,673,247

Property, plant and equipment
Land	17,239	17,187	17,275
Buildings	241,909	235,506	239,913
Machinery and equipment	574,178	553,752	562,597
	833,326	806,445	819,785
Less: accumulated depreciation	(528,596)	(519,103)	(523,239)
	304,730	287,342	296,546
Other assets
Goodwill and other intangibles	99,429	99,738	99,453
Investments in unconsolidated affiliates	94,802	96,992	95,305
Deferred income taxes	18,616	29,482	14,562
Other noncurrent assets	76,599	88,443	91,794
	289,446	314,655	301,114

Total assets	$2,401,404	$2,436,650	$2,270,907

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2014	2013	2014
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$205,370	$133,109	$62,905
Accounts payable and accrued expenses	198,085	275,677	212,422
Accounts payable—unconsolidated affiliates	42	21	65
Customer advances and deposits	61,147	64,071	15,869
Accrued compensation	26,213	29,627	31,772
Income taxes payable	12,072	18,965	15,694
Current portion of long-term obligations	117,500	212,500	116,250
Total current liabilities	620,429	733,970	454,977

Long-term obligations	235,000	177,500	240,000
Pensions and other postretirement benefits	82,759	132,331	85,081
Other long-term liabilities	36,279	36,261	34,457
Deferred income taxes	36,346	42,083	45,500
Total liabilities	1,010,813	1,122,145	860,015

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 219,999 shares issued and outstanding (219,999 at June 30,2013 and March 31, 2014)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,169,976 shares issued and outstanding (23,192,039 at June 30, 2013 and 23,216,312 at March 31, 2014)	206,538	201,557	206,446
Retained earnings	972,068	949,271	993,093
Accumulated other comprehensive loss	(33,752)	(73,710)	(34,332)
Total Universal Corporation shareholders' equity	1,357,877	1,290,141	1,378,230
Noncontrolling interests in subsidiaries	32,714	24,364	32,662
Total shareholders' equity	1,390,591	1,314,505	1,410,892

Total liabilities and shareholders' equity	$2,401,404	$2,436,650	$2,270,907

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$525	$53,913
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation	8,653	10,587
Amortization	409	415
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	(516)	2,946
Foreign currency remeasurement loss (gain), net	(1,283)	2,534
Gain on favorable outcome of excise tax case in Brazil	—	(81,619)
Other, net	(4,395)	(12,731)
Changes in operating assets and liabilities, net	(118,286)	(209,035)
Net cash (used) provided by operating activities	(114,893)	(232,990)

Purchase of property, plant and equipment	(16,808)	(10,368)
Proceeds from sale of property, plant and equipment	393	145
Net cash used by investing activities	(16,415)	(10,223)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	142,489	31,739
Repayment of long-term obligations	(3,750)	(2,500)
Issuance of common stock	187	457
Repurchase of common stock	(7,202)	(14,145)
Dividends paid on convertible perpetual preferred stock	(3,712)	(3,712)
Dividends paid on common stock	(11,844)	(11,676)
Net cash used by financing activities	116,168	163

Effect of exchange rate changes on cash	65	(345)
Net (decrease) increase in cash and cash equivalents	(15,075)	(243,395)
Cash and cash equivalents at beginning of year	163,532	367,864
Cash and cash equivalents at end of period	$148,457	$124,469

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco merchant and processor. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except per share data)	2014	2013

Basic Earnings Per Share
Numerator for basic earnings (loss) per share
Net income attributable to Universal Corporation	$717	$58,309
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)
Earnings (loss) available to Universal Corporation common shareholders for calculation of basic earnings (loss) per share	$(2,995)	$54,597

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	23,223,343	23,316,764

Basic earnings (loss) per share	$(0.13)	$2.34

Diluted Earnings Per Share
Numerator for diluted earnings (loss) per share
Earnings (loss) available to Universal Corporation common shareholders	$(2,995)	$54,597
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	3,712
Earnings (loss) available to Universal Corporation common shareholders for calculation of diluted earnings (loss) per share	$(2,995)	$58,309

Denominator for diluted earnings (loss) per share
Weighted average shares outstanding	23,223,343	23,316,764
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	4,812,279
Employee share-based awards	—	336,311
Denominator for diluted earnings (loss) per share	23,223,343	28,465,354

Diluted earnings (loss) per share	$(0.13)	$2.05

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2014	2013

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$31,698	$64,151
Other regions (1)	197,572	296,260
Subtotal	229,270	360,411
Other tobacco operations (2)	42,202	73,117
Consolidated sales and other operating revenues	$271,472	$433,528

OPERATING INCOME (LOSS)
Flue-cured and burley leaf tobacco operations:
North America	$1,679	$2,355
Other regions (1)	(10,575)	(5,184)
Subtotal	(8,896)	(2,829)
Other tobacco operations (2)	1,260	9,207
Segment operating income (loss)	(7,636)	6,378
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(601)	(1,529)
Add: Other income (4)	—	81,619
Consolidated operating income (loss)	$(8,237)	$86,468

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.

(4)
Other income represents the gain on the favorable outcome of the IPI tax credit case in Brazil. This item is excluded from segment operating income, but is included in consolidated operating income in the consolidated statements of income and comprehensive income.

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